Exhibit 18

Farmland Industries, Inc.
Kansas City, Missouri
Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Farmland Industries, Inc. ("the Company") for the three months ended November 30, 2000, and have read the Company’s statements contained in Note 7 to the condensed consolidated financial statements included therein. As stated in Note 7, the Company changed its method of accounting for certain maintenance costs with respect to its fertilizer plants from the accrue-in-advance method to the direct expense method. Under the new accounting method, maintenance costs are recognized as expense as maintenance services are performed. Also, as stated in Note 7, the Company believes the newly adopted accounting principle is preferable in the circumstances because prior to the performance of maintenance services, the Company does not have a present unavoidable duty or responsibility to sacrifice assets in the future nor has there been an obligating event prior to the maintenance services being performed. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of Farmland Industries, Inc. as of any date or for any period subsequent to August 31, 2000, nor have we audited the information set forth in the aforementioned Note 7 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Farmland Industries, Inc. compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

/s/ KPMG

Kansas City, Missouri
January 11, 2001